Exhibit 99.1

AVNET, INC. ANNOUNCES PUT OPTION NOTIFICATION
FOR 2% CONVERTIBLE SENIOR DEBENTURES DUE 2034

Phoenix, Arizona, February 13, 2009 — Avnet, Inc. (NYSE:AVT) today announced that it is notifying holders of the $300,000,000 outstanding principal amount of its 2% Convertible Senior Debentures due 2034 (the “Debentures”) that they have an option, pursuant to the terms of the Debentures, to require Avnet to purchase, on March 16, 2009, all or a portion of such holders’ Debentures (the “Put Option”) at a price equal to $1,000 per $1,000 principal amount of the Debentures, plus any accrued and unpaid interest to March 16, 2009. As March 16, 2009 is an interest payment date for the Debentures, interest accrued up to the purchase date will be paid to record holders as of the regular record date immediately preceding this interest payment date, and therefore Avnet expects that there will be no accrued and unpaid interest due as part of the purchase price. Under the terms of the Debentures, Avnet has elected to pay for the purchase price for the Debentures with existing liquidity.

As required by rules of the Securities and Exchange Commission, Avnet, Inc. will file a Tender Offer Statement on Schedule TO later today. In addition, Avnet’s notice to holders (a copy of which will be attached as an exhibit to such Schedule TO) with respect to the Put Option specifying the terms, conditions and procedures for exercising the Put Option will be available through The Depository Trust Company and the paying agent, which is The Bank of New York Mellon Corporation. None of Avnet, its board of directors, or it employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Put Option.

Debenture holders’ opportunity to exercise the Put Option will commence on February 13, 2009, and will terminate at 5:00 p.m., New York City time, on March 13, 2009. Holders may withdraw any previously delivered purchase notice pursuant to the terms of the Put Option at any time prior to 5:00 p.m., New York City time, on March 13, 2009.

The address of The Bank of New York Mellon Corporation is Corporate Trust Operations, Reorganization Unit, 101 Barclay Street — 7 East, New York, N.Y. 10286 Attn: Mr. Joseph Lynch.

This press release is for informational purposes only and is not an offer to purchase, or the solicitation of an offer to purchase, the Debentures.

About Avnet
Avnet, Inc. (NYSE:AVT), a fortune 500 Company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers and providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2008, Avnet generated revenue of $17.95 billion. For more information, visit www.avnet.com. (AVT—IR)

Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT: Vince Keenan

Investor Relations
Phoenix, Arizona
(480) 643-7053
Vince.keenan@avnet.com